Exhibit 10.2

BANK OF THE CAROLINAS

MANAGEMENT INCENTIVE COMPENSATION PLAN

SECTION 1. PURPOSE

The purpose of the Management Incentive Compensation Plan (“the Plan”) is to enhance and reinforce the goals of Bank of The Carolinas (the “Bank”) for profitable growth and continuation of a sound overall condition by tying a portion of the cash compensation of executive officers and other employees chosen to participate in the Plan to the Bank’s financial performance and individual performance that contributes to the Bank’s financial performance .

SECTION 2. DEFINITIONS

Definitions of terms as used throughout this Plan are as follows:

(a)	“Award Year.” The 12 month period coinciding with the Bank’s annual accounting period.

(b)	“Committee.” The Committee established by the Board of Directors of the Bank to administer the Plan as described in Section 3.

(c)	“Participant.” An employee designated by the Committee to participate in the Plan for a particular Award Year.

SECTION 3. ADMINISTRATION

The Plan shall be administered by the Corporate Governance Committee of the Board of Directors or another committee appointed by the Board from time to time. If any such other committee is appointed by the Board to administer the Plan, it shall be composed of at least three independent directors who are members of the Bank’s Corporate Governance Committee.

The Committee shall have full power and authority to select participants from among those eligible, to determine the size and timing of individual awards, and to adopt and revise such rules and procedures as it shall deem necessary for administration of the Plan. The decision of the Committee with respect to any question arising as to the individuals selected for awards, and to interpretation of this Plan, shall be final, conclusive, and binding on all parties.

SECTION 4. PARTICIPATION

Participation in the Plan shall be limited to regular salaried employees of the Bank, including officers. In selecting Participants, the Committee shall consider an individual’s position and potential influence on the Bank’s business results and performance. The selection of Participants shall be determined annually by the Committee and communicated to Participants as as early as possible during each Award Year.

SECTION 5. ANNUAL PLAN RULES

For each Award Year, the Board of Directors will establish Annual Plan Rules for the operation of the Plan and the determination of incentive awards to be paid to each Participant for that year. Those rules will include, at a minimum:

(a)	the maximum award that may be paid to each Participant, which may be expressed as a percentage of that Participant’s annual salary for the Award Year;

(b)	individual performance goals for each Participant, which ordinarily will be expressed as quantitative and/or qualitative measures of individual, branch and/or Bank-wide performance related to the Participant’s duties and responsibilities; and

(c)	formulae or other methods for the calculation of the amounts of incentive awards paid to each Participant.

The maximum awards that may be paid, and individual goals, may vary from Participant to Participant. The Annual Plan Rules approved by the Board for any year may contain any other conditions on the payment of awards to any individual Participants or other provision relating to the operation of the Plan for the year that the Board determines, in its discretion, to be appropriate.

During or following the end of any Award Year, the Board of Directors may, at its discretion, modify, adjust or amend any portion of the Annual Plan Rules for that year to reflect changes in circumstances or unexpected events that have affected the Bank’s financial performance, the individual performance of any Participant, or the operation of the Plan for that year.

SECTION 6. PAYMENT OF AWARDS

(a)	Approval of Incentive Award Amounts by Board; Discretion of the Board. The amount of each Participant’s incentive award for a year shall be subject to the approval of the Board of Directors prior to payment. Notwithstanding anything contained in the Plan or annual rules to contrary, the Board may, at its discretion, decline to pay, or reduce the amount of, an incentive award payable to any Participant for any reason satisfactory to it. Also at its discretion, and for reasons satisfactory to it, the Board may approve and pay a cash bonus to any or all Participants in addition to, or in lieu of, incentive awards under the Plan.

(b)	Normal Payment. Incentive awards shall be calculated as of the last business day of the Award Year. However, a Participant shall not be entitled to receive any incentive award under the Plan for an Award Year until it actually is paid. Payment of awards ordinarily shall be made in cash within 60 days following the end of the Award Year. Except as described below, no Participant shall receive an incentive award for an Award Year unless he or she remains employed by the Bank on the last day of that year.

(c)	Payment Under Conditions of Normal Termination. If a Participant’s employment terminates during an Award Year on account of death, total disability, retirement or approved leave of absence, the Board of Directors may, at its discretion, approve payment to that Participant of a pro rated incentive award equal to the amount that would have been earned had the Participant been employed by the Bank during the full Award Year, multiplied by a fraction, the numerator of which is the number of days that the Participant was employed by the Bank and the denominator of which is the number of days in that full Award Year.

If a Participant’s employment terminates during an Award Year for any reason other than death, total disability, retirement or approved leave of absence, no incentive award shall be paid to the Participant under the Plan for the Award Year in which such termination occurs.

SECTION 7. DISSOLUTION OR MERGER

If, during an Award Year, the Bank should be liquidated and/or dissolved, or if the Bank should become a party to a merger or consolidation in which it is not the surviving corporation, the Board of Directors may, at its discretion, approve the payment of incentive awards under the Plan, calculated as described in the annual rules for that year, as of the date immediately prior to the effective date of such dissolution or merger and based on results through that date.

SECTION 8. AMENDMENT OR TERMINATION

The Board of Directors may, at any time during an Award Year, terminate, modify, or amend this Plan. However, except as provided below, no termination or amendment shall, without the consent of the Participants, adversely affect the rights of such Participants in incentive awards previously paid to them. No awards may be made under this Plan at any time if, in the judgment of the Board of Directors, the overall financial condition of the Bank is not sound or if the Board believes that payment of those awards would be prohibited by any law or regulation applicable to the Bank or any stated policy of the Bank’s banking regulators.

SECTION 9. IMPROPER CONDUCT

The provisions of this paragraph shall be controlling notwithstanding any other provisions contained in the Plan and shall override any contrary provisions contained in the Plan. If the Committee finds that a Participant has engaged in conduct (herein called “Improper Conduct”) that is fraudulent, disloyal, criminal, or injurious to the Bank, including, without limitation, embezzlement, theft, misappropriation, commission of a felony, dishonesty, or intentional misrepresentation in the course of his or her employment or service, or disclosure of trade secrets or confidential information of the Bank to persons not entitled to receive such information (and, in the case of the commission of an illegal or criminal act, whether or not the Participant is charged, prosecuted or convicted), the Participant or the Participant’s estate, as applicable, shall immediately forfeit any award that otherwise would have been due to the Participant (or his estate, as applicable) under the Plan (or that was paid under the Plan within the previous twelve months) and such award shall be treated for all purposes under the Plan as not having been earned. If a Participant has engaged in Improper Conduct, such Participant (or his estate, as applicable) shall not be entitled to any benefit or award under the Plan, whether the discovery of such Improper Conduct is made before or after the end of an Award Year or before or after termination of employment. Further, the Participant (or his estate, as applicable) shall be required to immediately repay to the Bank any benefit or award paid under the Plan during the last twelve months preceding discovery of such Improper Conduct.

SECTION 10. OTHER CONDITIONS

(a)	Right of Assignment. No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law or otherwise, including levy, garnishment, attachment, pledge, or bankruptcy. In the event of a Participant’s death, payment shall be made to the Participant’s designated beneficiary or in the absence of such designation to the Participant’s estate.

(b)	No Right of Employment. The designation of an officer or employee as a Participant in the Plan for an Award Year, or a Participant’s receipt of an award under this Plan, shall not give that Participant any right to continued employment with the Bank, and the right to dismiss any employee is specifically reserved to the Bank. The receipt of an award in any year shall not give an employee the right to be designated as a Participant, or to receive an award, in any subsequent Award Year.

(c)	Withholding for Taxes. The Bank shall have the right to deduct from all payments under this Plan any federal or state taxes required by law to be withheld with respect to such payments.

(d)	Miscellaneous. Paragraph captions and section headings are included in this Plan for convenience of reference only and are not intended to affect the meaning or interpretation of those paragraphs. Except when otherwise indicated by the context, any masculine terminology used herein shall also include the feminine, and any terms used herein in the singular shall also include the plural.

SECTION 11. EFFECTIVE DATE

The effective date of the Plan shall be January 1st of the Award Year of its adoption by the Board of Directors of the Bank.

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